Exhibit 99.1

FOR IMMEDIATE RELEASE

VEECO ANNOUNCES EXCHANGE TRANSACTION TO RETIRE $125 MILLION

OF ITS 2.70% CONVERTIBLE SENIOR NOTES DUE 2023

Plainview, N.Y., November 12, 2020 -- Veeco Instruments Inc. (“Veeco”) (NASDAQ: VECO) today announced that it has entered into a privately negotiated exchange agreement under which it will retire $125.0 million in aggregate principal amount of Veeco’s outstanding 2.70% Convertible Senior Notes due 2023 (the “Original Notes”) in exchange for the issuance of $132.5 million in aggregate principal amount of Veeco’s new 3.50% Convertible Senior Exchange Notes due 2025 (the “New Notes”) and a cash payment to the holder in the amount of $1.1 million in respect of accrued and unpaid interest on the Original Notes to be exchanged. Following the exchange transaction, $131.7 million in aggregate principal amount of the Original Notes will remain outstanding with the terms unchanged.

The New Notes will mature on January 15, 2025 and will pay interest semiannually at a rate of 3.50% per year. The New Notes have an initial conversion rate of 41.6667 shares of Veeco’s common stock per $1,000 original principal amount of New Notes (equivalent to a conversion price of approximately $24.00 per share), subject to adjustment in certain events. The initial conversion price represents an approximately 58.6% premium over the closing sale price of Veeco’s common stock on November 11, 2020. Conversions of the New Notes will be settled in cash, shares of Veeco’s common stock or a combination thereof, at Veeco’s election.

The holder of the New Notes may convert all or a portion of its notes at its option at any time prior to the close of business on the business day immediately preceding October 15, 2024, only upon the satisfaction of certain conditions and during certain time periods. On or after October 15, 2024 until the close of business on the second scheduled trading day immediately preceding January 15, 2025, the holder may convert its New Notes at any time, without condition.

Veeco may be required to repurchase for cash the New Notes upon the occurrence of a fundamental change (as defined in the indenture governing the New Notes) at a repurchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, upon the occurrence of certain corporate events, the conversion rate on the New Notes will increase.

The New Notes will not be redeemable by Veeco prior to January 15, 2023. On or after January 15, 2023, Veeco may redeem for cash all or any portion of the New Notes if the last reported sale price of Veeco’s common stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the trading day of such period) ending on, and including, the trading day immediately preceding the date on which Veeco provides notice of redemption at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (subject to certain limited exceptions).

Veeco anticipates that the closing of the exchange transaction will occur on or about November 17, 2020, subject to customary closing conditions.

Neither the New Notes, nor any shares of Veeco’s common stock issuable upon conversion of the New Notes, have been, nor will be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, such securities may not be offered or sold absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

About Veeco

Veeco is an innovative manufacturer of semiconductor process equipment. Our proven ion beam, laser annealing, lithography, MOCVD, and single wafer etch & clean technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets it serves.

Forward-looking Statements

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include Veeco’s ability to close the transaction described in this news release on the terms and within the time anticipated and other risks discussed in the Risk Factors, Business Description and Management's Discussion and Analysis of Financial Condition and Results of Operations sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2019, in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of Veeco’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and in Veeco’s Current Reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Contacts:

Investors:            Anthony Bencivenga          (516) 252-1438               abencivenga@veeco.com

Media:                 Kevin Long                        (516) 714-3978               klong@veeco.com